                                                                    EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


b2bstores.com Inc.
Long Beach, CA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated January 7, 2000 except for notes 3 and 5 which are as of January 20, 2000 relating to the financial statements of b2bstores.com Inc. (a development stage company), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

New York, New York
January 24, 2000